Exhibit 23-A

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-176665) of Tech Data Corporation and in the related Prospectus, and

(2) Registration Statements (Forms S-8 Nos. 33-62181, 33-60479, 333-93801, 333-59198, 333-144298 and 333-161687) pertaining to the Tech Data Corporation incentive plans of our reports dated March 21, 2012, with respect to the consolidated financial statements and schedule of Tech Data Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Tech Data Corporation, included in this Annual Report (Form 10-K) for the year ended January 31, 2012.

/s/ Ernst & Young LLP

Tampa, Florida

March 21, 2012